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                                                                     EXHIBIT 2.1

                               ARTICLES OF MERGER
                                       OF
                       ASPHALT PAVING INTERNATIONAL, INC.
                             (a Florida corporation)

The following Articles of Merger are submitted in accordance with the Florida Business Corporation Act, pursuant to Section 607.1105, F.S.

FIRST: The name of the surviving corporation is Mobile Reach International, Inc., a corporation organized under the laws of Delaware.

SECOND: The name of the merging corporation is Asphalt Paving International, Inc., a corporation organized under the laws of Florida.

THIRD: The Plan of Merger is attached.

FOURTH: The merger shall become effective on the date the Articles of Merger are filed with the Florida Department of State.

FIFTH: The Plan of Merger was adopted by the shareholders of the surviving corporation on July 28, 2003.

SIXTH: The Plan of Merger was adopted by the shareholders of the merging corporation on July 28, 2003.

SEVENTH: This the 30th day of July, 2003.

                                     ASPHALT PAVING INTERNATIONAL, INC.

                                     By: /S/ Joseph Camillo
                                         -----------------------------
                                         Joseph Camillo, President

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                             PLAN OF REORGANIZATION
                                    (MERGER)
                    BETWEEN MOBILE REACH INTERNATIONAL, INC.
                            (A DELAWARE CORPORATION)
                                       AND
                       ASPHALT PAVING INTERNATIONAL, INC.
                             (A FLORIDA CORPORATION)

         A.       Corporations Participating in the Exchange.

         Asphalt Paving International, Inc., a Florida corporation ("API") shall be merged with and into Mobile Reach International, Inc., a Delaware corporation ("MRI") such that after the merger MRI shall be the Surviving Corporation.

         B.       Terms and Conditions of the Merger.

         The merger between API and MRI will be effected pursuant to the terms and conditions of this Plan of Merger (the "PLAN"). Upon the effectiveness of the Merger:

                  (1) The corporate existence of API shall cease and the corporate existence of MRI shall continue;

                  (2) MRI shall obtain all the rights, privileges, powers, immunities and franchises and all property held and possessed by API immediately prior to the Merger, and MRI shall be responsible and liable for all the respective debts, duties, contracts, liabilities and obligations of API immediately prior to the Merger, specifically including any accrued obligation to pay or cumulate dividends;

                  (3) The Certificate of Incorporation and Bylaws of MRI immediately prior to the effectiveness of the Merger shall be the Certificate of Incorporation and Bylaws of MRI after the Merger.

                  (4) The directors of MRI immediately prior to the effectiveness of the Merger shall be the directors of MRI after the Merger;

                  (5) The officers of MRI immediately prior to the effectiveness of the Merger shall be the officers of MRI after the Merger.

         C.       Conversion of Shares.

         Upon the effectiveness of the Merger, the outstanding shares of the Corporations participating in the Merger will be converted as follows:

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                  (1)      The shares of common stock of API outstanding
         immediately prior to the effectiveness of the Merger shall be converted on the basis of one API share for 70.41621289% of a share of common stock of MRI (the "CONVERSION RATIO"). The parties to the Merger are targeting that upon completion of the Merger, the number of shares of MRI held by the former stockholders of API shall be 3,600,000 shares. For purposes of calculating the Conversion Ratio, it has been assumed that as of the effective date of the Merger, 5,112,460 shares of $0.001 par value common stock of API will be outstanding. In the event that the outstanding shares of API change by the effective date, the number of shares of MRI to be received upon the conversion of shares of API shall be proportionately adjusted such that after the effectiveness of the Merger, the former stockholders of API shall hold 3,600,000 shares of MRI common stock. No fractional shares shall be issued. Fractional shares shall be rounded in any manner deemed appropriate by MRI to cause 3,600,000 shares of MRI common stock to be issued in the Merger. No cash shall be paid in lieu of fractional shares.

                  (2) From and after the effectiveness of the Merger, each holder of any of the shares to be converted as above provided shall present and surrender to MRI the certificates representing such shares, duly endorsed to MRI, and shall receive in exchange therefore certificates representing the number of shares of MRI for which such shares shall have been converted.

                  (3) The share of MRI owned by API and outstanding immediately prior to the effectiveness of the Merger shall be canceled automatically and simultaneously with the effectiveness of the Merger.

         D.       Effectiveness of the Merger.

         The Merger shall be effective upon the filing of Articles of Merger and Certificate of Merger with the Secretaries of State of Florida and Delaware, respectively, which Articles and Certificate shall set forth, among other things, this Plan.

         E.       Tax Consequences.

         It is intended that this reorganization qualify as a tax-free reorganization under IRC Section 368(a)(1)(F).

         F.       Abandonment.

         After approval of this Plan by the shareholders of API and MRI, and at any time prior to the effectiveness of the Merger, this Plan shall terminate and the Merger shall be abandoned upon the action of the Board of Directors of either API or MRI.

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